April 26, 2004

Sushant Mohanty
19609 Bruner Way
Poolesville, MD 20837

RE: Amendment to September 9, 2002 Letter of Employment

Dear Sushant:

This letter hereby amends the Offer Letter between you and Register.com, Inc.
(the "Company"), dated September 9, 2002 (the "Offer Letter").

SECTION 1. AMENDMENTS AND RESTATEMENTS

PARAGRAPH 1. POSITION AND DUTIES
This paragraph is hereby amended and restated in its entirety as follows:

1. Position. You will be employed by the Company as an "at will" employee, with the title of Chief Information Officer. You will report directly to the Chief
Executive Officer (CEO) of the Company, or such manager as the CEO may designate from time to time (the "Manager").

PARAGRAPH 2. COMPENSATION
This paragraph is hereby amended and restated in its entirety as follows:

2. Compensation. You will be compensated at the annual rate of $200,000.00
($7,692.31 bi-weekly). This increase in base compensation will be effective May
4, 2004, and will appear in your paycheck beginning on May 24, 2004.

PARAGRAPH 3. BONUS
This paragraph is hereby amended and restated in its entirety as follows:

3. Bonus. You will be eligible to receive an annualized bonus with a target annual rate of $100,000 based upon your successful performance against goals as determined by your Manager (as defined in paragraph 1). Your annual bonus is not necessarily capped at the target amount and may exceed the target based upon your performance and the company's performance, at the discretion of the CEO.
Your bonus for performance during the 2004 calendar year will be calculated based on your performance in your existing position through May 3, 2004 and your performance as Chief Information Officer from May 4, 2004 through December 31,
2004 and a pro rata calculation of the bonus targets related to each role. The minimum annual bonus in any year (including year 2004) that will be paid is
$50,000. You must be actively employed by the Company at the time of payment (at such time as bonuses are regularly paid to senior managers) to receive any
Bonus, except that if your employment is terminated (a) without Cause (as defined below), (b) as a result of a change in control of the Company, as defined in change in control documents currently in effect in the Company, or
(b) if you resign for "Good Reason" as defined below, you will receive a pro-rated portion of your bonus based upon the number of months you worked in that calendar year, and taking into account your performance and the Company's performance for that year. All bonus payments are subject to applicable withholdings.

For purposes of this letter agreement, "Good Reason" means, without your written consent, (i) a change in your reporting relationship to CEO; (ii) any material diminution in the scope of your duties and/or responsibilities as Chief
Information Officer; (iii) a change in your title to other than Chief
Information Officer; or (iv) a reduction by the Company of your annual rate of base salary from the then-current annual rate of base salary, unless all other senior executives undergo substantially equivalent reductions. You must give the
Company thirty (30) days' written notice and opportunity to cure prior to any resignation for Good Reason for grounds specified in (i) through (iv) above.

PARAGRAPH 4. VACATION
This paragraph is hereby amended and restated in its entirety as follows:

4. Vacation. You will be eligible to receive three weeks' paid vacation for every year that you work. Vacation entitlement will increase according to the
Company's vacation schedule, but in no event shall you receive less than three weeks of vacation for every year that you work.

PARAGRAPH 6. STOCK OPTIONS
This paragraph is hereby amended by adding the following:

6. Stock Options. In connection with your promotion to Chief Information
Officer, subject to approval of the Board Committee, you shall receive the rights (the "Options") to purchase an aggregate of 75,000 shares of common stock of the Company (the "Option

Shares") at the closing price of the Company's common stock on NASDAQ on the day the Board Committee approves the grant. The Options shall be granted no later than 10 business days from acceptance of this agreement. The Option Shares shall be governed and vest in accordance with the standard company stock option plan and policy in effect.

PARAGRAPH 7. BEST EFFORTS:
This paragraph is hereby amended and restated in its entirety as follows:

7. Best efforts. You agree that so long as you are employed by the Company you will diligently and faithfully devote full efforts and working time to the affairs of the Company and will not accept any other employment, including consulting work, or engage in any other business activity. You also agree that you will spend your time at the Company's New York and Maryland office as appropriate to adequately perform functions of your job and meet the business needs of the company.

PARAGRAPH 8. NOTICE.
The following paragraph is hereby added in its entirety as follows:

8. This Is Not A Contract of Employment. Notwithstanding any provision of this agreement, either party can terminate Employee's employment at any time with or without cause. A 30 days advance notice of termination by either party is to be given to the other party; provided, however, the Company shall not be required to provide any prior notice where the Employee's employment is being terminated for "Cause." For purposes of this letter, "Cause" is defined as (i) your breach of the terms of your employment or proprietary information agreement; (ii) your commission of any felony or any crime involving moral turpitude; (iii) your breach of a fiduciary duty or material policy of the Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment; (vii) your refusal to take or failure to satisfactorily complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company.

PARAGRAPH 9. SEVERANCE.

The following paragraph is hereby added in its entirety as follows:

9. Notwithstanding that your status is as an at-will employee, (a) in the event that the Company terminates your employment without Cause or (b) you terminate your employment for Good Reason, you will be eligible to receive the base salary to which you would have been entitled to receive for a period of three (3)
months from the effective date of termination.

SECTION 2. MISCELLANEOUS

The Offer Letter as modified hereby and the Proprietary Information, Inventions and
Non-Solicitation Agreement previously signed by you shall remain in full force and effect. You acknowledge and agree that the Offer Letter as hereby amended represents the complete understanding of the terms of your employment and you are not relying on any discussions or agreements outside of the Offer Letter as hereby amended. You also agree that nothing contained in this amendment or in your original offer letter shall be deemed to alter your status as an "at-will"
employee.

If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.

Sushant Mohanty                                      Register.com, Inc.

/s/ Sushant Mohanty                                  /s/ Peter Forman
-------------------                                  ----------------
                                                     Peter Forman
                                                     President & CEO